Filed Pursuant to Rule 424(b)(2)
Registration No. 333-175358

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
7.00% Senior Notes due 2021	$750,000,000	$87,075.00

(1)	Calculated pursuant to Rule 457(r) under the Securities Act at the statutory rate of $116.10 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3ASR (No. 333-175358) filed by Equinix, Inc. on July 6, 2011.

Prospectus

Equinix, Inc.

$750,000,000

7.00% Senior Notes due 2021

Issue Price 100%

Interest payable January 15 and July 15.

The notes will mature on July 15, 2021. Interest will accrue from July 13, 2011 and the first interest payment date will be January 15, 2012. We may redeem all or a part of the notes on or after July 15, 2016, on any one or more occasions, at the redemption prices set forth under “Description of Notes—Redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date. In addition, at any time prior to July 15, 2014, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes outstanding under the indenture with the net cash proceeds of one or more equity offerings. At any time prior to July 15, 2016, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption.

The notes will be our general senior obligations and will rank equal in right of payment to all of our existing and future senior indebtedness. Upon a change in control, we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

The notes will not be guaranteed by any of our subsidiaries. The obligations to make payments of principal and interest on the notes are solely our obligations. Therefore, the notes will be structurally subordinated to any obligation of our subsidiaries that are not guarantors.

We have not applied, and do not intend to apply, for the listing of the notes on any exchange or automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page 12 of this prospectus.

	Per Note	Total
Public Offering Price(1)	100.00%	$750,000,000
Underwriting Discounts and Commissions	1.75%	$13,125,000
Proceeds to Equinix, Inc. (before expenses)(1)	98.25%	$736,875,000
(1)	Plus accrued interest, if any, from July 13, 2011.

We expect to deliver the notes to purchasers on or about July 13, 2011, only in book-entry form through the facilities of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Citi

Co-Managers

Barclays Capital	BofA Merrill Lynch	Evercore Partners

ING		RBS

July 6, 2011

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer or sale of notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date appearing on the front cover of this prospectus or the date of the applicable incorporated document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THE PROSPECTUS

This prospectus incorporates important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065, Attention: Investor Relations, or by telephone at (650) 598-6000.

We have not taken any action to permit an offering of the notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus outside of the United States.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

i

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms mean Equinix, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

References to the “notes” mean the Senior Notes due 2021 offered hereby, unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contained in this prospectus or incorporated by reference herein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus or incorporated by reference herein are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under “Risk Factors.” You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 25, 2011.

2.	Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed on April 29, 2011.

3.	Definitive Proxy Statement on Schedule 14A, filed on April 28, 2011 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010).

4.	Current Reports on Form 8-K, filed on February 15, 2011, March 1, 2011, June 10, 2011 and June 14, 2011.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

Attn: Investor Relations

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PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including “Risk Factors,” together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Annual Report”) and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011 (the “Q1 2011 Report”), each of which is incorporated by reference into this prospectus, and the other documents incorporated by reference into this prospectus, before making a decision whether to invest in the notes.

Overview

We are the leading global provider of network-neutral data center and colocation services. Platform Equinix™ combines state-of-the-art International Business Exchange® (IBX®) data centers, a global footprint and unique ecosystems. Together these components accelerate business growth for our customers by safeguarding their infrastructure, housing their assets and applications closer to users to improve performance and enabling them to collaborate with the widest variety of partners and customers. More than 3,350 enterprise, cloud, digital content and financial companies connect to more than 650 network service providers and rely on Platform Equinix to grow their business, improve application performance and protect their vital digital assets. We operate in 37 strategic markets across the Americas, EMEA and Asia-Pacific regions and continue to invest in expanding our platform to power customer growth. For the year ended December 31, 2010 and the three months ended March 31, 2011 we had revenues of $1,220.3 million and $363.0 million, net income of $36.9 million and $25.1 million and adjusted EBITDA of $544.8 million and $167.3 million, respectively. For the twelve months ended March 31, 2011, we had revenues of $1,334.7 million, net income of $47.8 million and adjusted EBITDA of $594.8 million. For a discussion of our primary non-GAAP metric, adjusted EBITDA, including a reconciliation to GAAP financial measures, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2010 Annual Report and the Q1 2011 Report, each of which is incorporated by reference in this prospectus.

Our services are primarily comprised of colocation, interconnection and managed IT infrastructure services.

•	Colocation services include cabinets, power, operations space and storage space for customers’ colocation needs.

•

Interconnection services include cross connects, as well as switch ports on the Equinix Internet Exchange and Equinix Carrier Ethernet Exchange services. These services provide scalable and reliable connectivity that allows customers to exchange traffic directly with the service provider of their choice or directly with each other, creating a performance-optimized business ecosystem for the exchange of data between strategic partners.

•

Managed IT infrastructure services allow customers to leverage our significant telecommunications expertise, maximize the benefits of our IBX data centers and optimize their infrastructure and resources.

Our network-neutral business model contributes to our success in the market. We offer customers direct interconnection to an aggregation of bandwidth providers, rather than focusing on selling a particular network, including the world’s top carriers, Internet Service Providers (ISPs), broadband access networks (DSL / cable) and international carriers. Neutrality also means our customers can choose to buy from, or partner with, leading companies across our five targeted verticals. These include:

•	Network Providers (AT&T, British Telecom, Comcast, Level 3 Communications, NTT, Qwest, SingTel, Sprint, Verizon Business)

•	Cloud and IT Services (Amazon.com, Carpathia, Microsoft, Citrix, IBM, Salesforce.com, Voxel.net, WebEx)

•	Content Providers (eBay, DIRECTV, Facebook, Google, Hulu, SONY, Yahoo!, Zynga)

•	Enterprise (Booz Allen Hamilton, Barnes & Noble, Bechtel, Deloitte & Touche, GAP, The McGraw-Hill Companies, United Stationers Inc., Wellpoint)

•	Financial Companies (ACTIV Financial, Bloomberg, BOX, CBOE, DirectEdge, JP Morgan Chase, Quantlab Financial, Thomson Reuters)

Internet connectivity and the ability to efficiently distribute digital content or services across multiple networks to a global audience are core strategic requirements to an increasing number of businesses today. Customer demand for highly reliable, secure, network-neutral data center and colocation facilities continues to expand more rapidly than the supply of facilities available in the industry. We believe the factors contributing to the continued increase in demand for our services include:

•	The continuing growth of consumer Internet traffic from new bandwidth-intensive services, such as video, VoIP, social media, mobile data, gaming, data-rich media, Ethernet and wireless services.

•

Significant increases in power and cooling requirements for today’s data center equipment. Servers have increased the overall level of power consumed and heat generation by more than two times since 2000 and many legacy-built data centers are unable to accommodate new power and cooling demands.

•	The growth of enterprise applications delivered across communications networks, such as Software-as-a-Service (SaaS), and disaster recovery, and the adoption of cloud computing technology services.

•

The financial services market is experiencing tremendous growth with the shift to electronic trading and increased volume of peak messages (transactions per second), requiring optimized data exchange through business ecosystems.

•

The growth of “proximity communities” that rely on immediate physical colocation and interconnection with their strategic partners and customers, such as financial exchange ecosystems for electronic trading and settlement.

•	The high capital costs associated with building and maintaining “in-sourced” data centers creates an opportunity for capital savings by leveraging an outsourced colocation model.

The supply and demand imbalance in the industry has, to date, created a favorable pricing environment for us, as well as an opportunity to increase market share. We have gained many customers that have outgrown their existing data centers or that have realized the benefits of a network-neutral model and the ability to create their own optimized business ecosystems for the exchange of data. Strategically, we will continue to look at attractive opportunities to grow market share and selectively expand our footprint and service offerings. We continue to leverage our global reach and depth to differentiate based upon our ability to support truly global customer requirements in all our markets.

Our Value Proposition

More than 3,900 companies, including a diversified mix of cloud and IT service providers, content providers, enterprises, financial companies, and network service providers, currently operate within our IBX data centers. These companies derive specific value from the following elements of our service offering:

•	Comprehensive global service: With over 90 IBX data centers in 37 markets in the Americas, EMEA and Asia-Pacific regions, we offer a consistent global service.

•

Premium data centers:  Our IBX data centers feature advanced design, security, power and cooling elements to provide customers with industry-leading reliability. While others in the market have business models that include additional offerings, we are focused on data center services and interconnection as our core competencies.

•

Dynamic business ecosystems:  Our network-neutral model has enabled us to attract a critical mass of networks that, in turn, attracts other businesses seeking to interconnect within a single location. This ecosystem model, versus connecting to multiple partners in disparate locations, reduces costs and optimizes the performance of data exchange. As we grow and attract an even more diversified base of customers, the value of our IBX data center offering increases.

•

Improved economics:  Customers seeking to outsource their data center operations rather than build their own capital-intensive data centers enjoy significant capital cost savings in this credit-challenged economic environment. Customers also benefit from improved economics on account of the broad access to networks that we provide. Rather than purchasing costly local loops from multiple transit providers, customers can connect directly to more than 650 networks inside our IBX data centers.

•

Leading insight:  With more than 10 years of industry experience, we have a specialized staff of industry experts who helped build and shape the interconnection infrastructure of the Internet. This specialization and industry knowledge base offer customers a unique consultative value and a competitive advantage.

Our Strategy

Our objective is to expand our global leadership position as the premier network neutral data center operator for cloud and IT services providers, content providers, financial companies, enterprises and network services providers. Key components of our strategy include the following:

Improve customer performance through interconnection.  We have assembled a critical mass of premier network providers and content companies and have become one of the core hubs of the information-driven world. This critical mass is a key selling point for companies that want to connect with a diverse set of networks to provide the best connectivity to their end-customers and network companies that want to sell bandwidth to companies and interconnect with other networks in the most efficient manner available. Currently, we service more than 650 unique networks, including all of the top tier networks, allowing our customers to directly interconnect with providers that serve more than 90% of global Internet routes. We have a growing mass of key players in the cloud and IT services, enterprise and financial sectors, such as Bank of America, The GAP, Gannett Company, Inc., IBM, Salesforce.com, Sony and others. We expect that these segments will continue to grow as they seek to leverage our critical mass of network providers and interconnect directly with each other to improve performance.

Streamline ease of doing business globally.  Data center reliability, power availability and network choice are the most important attributes considered by our customers when they are choosing a data center provider in a particular location. We have long been recognized as a leader in these areas and our performance continues to improve against these criteria. Our power infrastructure delivered 99.9999% uptime globally in 2010.

In 2010, more than half of our revenue came from customers with deployments across two or more of our global regions, and as globalization continues, seamless global services will become an increasingly important data center selection criteria. We are currently rolling out global product, pricing and contracts harmonization initiatives to meet these global demands.

Deepen existing and grow new ecosystems.  As networks, cloud and IT services providers, content providers, financial services providers and other enterprises locate in our IBX data centers, it benefits their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct interconnection for their business ecosystems. These partners, in turn, pull in their business partners, creating a “network effect” of customer adoption. Our interconnection services enable scalable, reliable and cost-effective interconnection and optimized traffic exchange thus lowering overall cost and increasing flexibility. The ability to directly interconnect with a wide variety of companies is a key differentiator for us in the market. We are rolling out innovative exchanges to accelerate commercial growth in our sites and accelerate this network effect.

Expand vertical go-to-market plan.  We plan to continue to focus our go-to-market efforts on customer segments and business applications for whom our value proposition of reliability, global reach and ecosystem collaboration opportunities is particularly attractive. Today we have identified these segments as cloud and IT services, content and digital media, financial services, enterprises and network service providers. As digital business evolves, we will continue to identify and focus our go-to-market efforts on industry segments that need our value proposition.

Accelerate global reach and scale.  We continue to evaluate expansion opportunities in select markets based on customer demand. We expect to open eight new IBX data centers, or IBX data center expansions, in eight markets in 2011. In April 2010, we successfully completed our acquisition of Switch and Data Facilities Company, Inc. (“Switch and Data”). This extended our presence into 16 new markets in the U.S. and Canada. In April 2011, we expanded into South America by investing with Riverwood Capital L.P. to acquire a controlling interest in ALOG Data Centers do Brasil S.A.

Our strategy is to continue to grow in select existing markets and possibly expand to additional markets where demand and financial return potential warrant. We expect to execute this expansion strategy in a cost-effective and disciplined manner through a combination of acquiring existing data centers by lease or purchase, acquiring or investing in local data center operators and building new IBX data centers based on key criteria, such as demand and potential financial return, in each market.

Company Information

Our principal executive offices are located at One Lagoon Drive, Fourth Floor Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see the section “Description of Notes.” In this “Prospectus Summary—The Offering” section, “we”, “us” and “Equinix” refer to Equinix, Inc. and not to any of its subsidiaries.

Issuer	Equinix, Inc., a Delaware corporation.

Securities Offered	$750.0 million aggregate principal amount of 7.00% Senior Notes due 2021.

Maturity Date	July 15, 2021.

Interest Payment Dates	Interest will accrue from and be payable semi–annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2012.

Redemption	We may redeem all or a part of the notes on or after July 15, 2016, on any one or more occasions, at the redemption prices set forth under “Description of Notes—Redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

In addition, at any time prior to July 15, 2014, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes outstanding under the indenture, at a redemption price equal to 107.000% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings, provided that at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption. At any time prior to July 15, 2016, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus a “make whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption.

Ranking	The notes will be our general senior obligations. Your right to payment under these notes will be:

•	effectively subordinated to all of our existing and future secured indebtedness, including our debt outstanding under any bank facility, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any of our subsidiaries;

•	equal in right of payment to all of our existing and future senior indebtedness; and

•	senior in right of payment to any of our existing and future subordinated indebtedness.

At March 31, 2011, after giving pro forma effect to the offering, we would have had total consolidated indebtedness of approximately $2.9 billion, none of which was secured indebtedness of Equinix. At such date, our subsidiaries had approximately $937 million of indebtedness and other liabilities (including trade payables but excluding intercompany items and liabilities of a type not required to be reflected on the balance sheets of our subsidiaries in accordance with generally accepted accounting principles).

Guarantees	On the issue date, the notes will not be guaranteed by any of our subsidiaries. In the future certain subsidiaries may be required to guarantee the notes. See “Description of Notes—Certain Covenants—Subsidiary Guarantees.”

Covenants	The indenture governing the notes will contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	purchase, redeem or retire capital stock or subordinated debt;

•	make asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale–leaseback transactions;

•	provide subsidiary guarantees;

•	make investments; and

•	merge or consolidate with any other person.

Each of these restrictions have a number of important qualifications and exceptions. See “Description of Notes.” If the notes are rated investment grade at any time by both Standard & Poor’s and Moody’s most of the restrictive covenants contained in the indenture governing the notes will be suspended. See “Description of Notes—Certain Covenants—Suspension of Covenants.”

Change of Control	Upon the occurrence of a change of control (as defined in “Description of Notes”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Form and Denomination	The notes will be issued only in registered form. The notes will initially be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The notes initially sold by the underwriters will be represented by one or more permanent global notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”).

Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, notes in certificated form will not be issued in exchange for any global note or interests therein.

Risk Factors	Investing in the notes involves risk. See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any automated dealer quotation system.

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.

Trustee	U.S. Bank National Association.

Use of Proceeds	We estimate that we will receive net proceeds of approximately $736 million from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use such net proceeds for general corporate purposes, which may include capital expenditures, repayment of our 2.50% convertible subordinated notes due 2012 upon maturity, working capital and potential acquisitions and strategic transactions. From time to time we evaluate potential strategic transactions and acquisitions of businesses, technologies or products. Currently, however, we do not have any agreements or understandings with respect to any such material strategic transactions or acquisitions. See “Use of Proceeds.”

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods presented. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus. The consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the consolidated balance sheet data as of December 31, 2010 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The consolidated statements of operations data for the three months ended March 31, 2010 and 2011 and the consolidated balance sheet data as of March 31, 2011 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The consolidated statement of operations data for the twelve months ended March 31, 2011 are derived from our audited and unaudited consolidated financial statements incorporated by reference in this prospectus. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Our historical results are not necessarily indicative of the results to be expected in the future.

	Years ended December 31,			Three months ended March 31,		Twelve months ended March 31,
	2008	2009	2010	2010	2011	2011
	(dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$704,680	$882,509	$1,220,334	$248,649	$363,029	$1,334,714

Costs and operating expenses:
Cost of revenues	414,799	483,420	674,667	133,050	194,576	736,193
Sales and marketing	66,913	63,584	111,104	19,468	33,636	125,272
General and administrative	146,564	155,324	220,781	43,155	62,601	240,227
Restructuring charges	3,142	(6,053)	6,734	—	496	7,230
Acquisition costs	—	5,155	12,337	4,994	415	7,758

Total costs and operating expenses	631,418	701,430	1,025,623	200,667	291,724	1,116,680

Income from operations	73,262	181,079	194,711	47,982	71,305	218,034
Interest income	8,940	2,384	1,515	506	215	1,224
Interest expense	(61,677)	(74,232)	(140,475)	(25,675)	(37,361)	(152,161)
Other-than-temporary impairment recovery (loss) on investments	(1,527)	(2,590)	3,626	3,420	—	206
Other income	1,307	2,387	690	20	2,111	2,781
Loss on debt extinguishment and conversion and interest rate swaps, net	—	—	(10,187)	(3,377)	—	(6,810)
Income tax benefit (expense)	87,619	(39,597)	(12,999)	(8,677)	(11,125)	(15,447)

Net income	$107,924	$69,431	$36,881	$14,199	$25,145	$47,827

Earnings per share:
Basic	$2.91	$1.80	$0.84	$0.36	$0.54	$1.05

Weighted average shares—basic	37,120	38,488	43,742	39,562	46,451	45,440

Diluted	$2.79	$1.75	$0.82	$0.35	$0.53	$1.03

Weighted average shares—diluted	41,582	39,676	44,810	40,791	47,219	46,360

Other Financial Data:
Net cash provided by operating activities	$267,558	$355,492	$392,872	$99,812	$117,770	$410,830
Net cash used in investing activities	(478,040)	(558,178)	(600,969)	(31,557)	(286,389)	(855,801)
Net cash provided by (used in) financing activities	145,106	323,598	309,686	629,796	26,126	(293,984)
Adjusted EBITDA(1)	292,476	408,608	544,835	117,272	167,276	594,839

	As of December 31, 2010		As of March 31, 2011
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term and long-term investments	$592,839		$456,651
Accounts receivable, net	116,358		114,207
Property, plant and equipment, net	2,650,953		2,881,126
Total assets	4,448,009		4,652,513
Current portion of capital lease and other financing obligations	7,988		8,381
Current portion of loans payable	19,798		20,204
Capital lease and other financing obligations, excluding current portion	253,945		296,913
Loans payable, excluding current portion	100,337		126,617
8.125% Senior notes due 2018	750,000		750,000
Convertible debt	916,337		922,325
Total debt	2,048,585		2,124,440
Total liabilities	2,567,494		2,665,116
Total stockholders’ equity	1,880,515		1,987,397
Selected Credit Statistics(2):
Senior debt to Adjusted EBITDA ratio(3)	2.1	x	2.0	x
Total debt to Adjusted EBITDA ratio(4)	3.9	x	3.7	x
Net debt to Adjusted EBITDA ratio(5)	2.9	x	3.0	x
Adjusted EBITDA to interest expense ratio(6)	3.9	x	3.9	x
Pro forma total debt to Adjusted EBITDA ratio(7)	5.3	x	5.0	x

(1)	For a discussion of our primary non-GAAP metric, adjusted EBITDA, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus from the 2010 Annual Report and the Q1 2011 Report.

(2)	The following ratios are calculated in a manner consistent with our financial statements, which may not be consistent with the manner in which such ratios would be calculated under the indenture.

(3)	Senior debt to Adjusted EBITDA ratio is presented as senior debt (which is total debt less convertible debt) divided by Adjusted EBITDA for the year ended December 31, 2010 or twelve months ended March 31, 2011.

(4)	Total debt to Adjusted EBITDA ratio is presented as total debt, gross of discounts, divided by Adjusted EBITDA for the year ended December 31, 2010 or twelve months ended March 31, 2011.

(5)	Net debt to Adjusted EBITDA ratio is presented as total debt, gross of discounts, less cash, cash equivalents and short-term and long-term investments divided by Adjusted EBITDA for the year ended December 31, 2010 or twelve months ended March 31, 2011.

(6)	Adjusted EBITDA to interest expense ratio is presented as Adjusted EBITDA divided by interest expense for the year ended December 31, 2010 or twelve months ended March 31, 2011.

(7)	Pro forma total debt to Adjusted EBITDA ratio is presented as total debt, gross of discounts, divided by adjusted EBITDA for the year ended December 31, 2010 or twelve months ended March 31, 2011, giving effect to the issuance of $750.0 million aggregate principal amount of notes offered pursuant to this prospectus.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should consider the risks described below carefully and all of the information contained and incorporated by reference in this prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events described in the following risks actually occur, our business, financial condition and results of operations could suffer. In that event, the price of the notes could decline, and you may lose all or part of your investment in the notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Relating to Our Business

Acquisitions present many risks, and we may not realize the financial or strategic goals that were contemplated at the time of any transaction.

Over the last several years, we have completed several acquisitions, including that of Switch and Data Facilities Company, Inc. in 2010. We also acquired, with RW Brasil Fundo de Investimento em Participações, a subsidiary of Riverwood Capital L.P., approximately 90% of the outstanding capital stock of ALOG Data Centers do Brasil S.A. in 2011. We may make additional acquisitions in the future, which may include acquisitions of businesses, products, services or technologies that we believe to be complementary, acquisitions of new IBX data centers or real estate for development of new IBX data centers or through investments in local data center operators. We may pay for future acquisitions by using our existing cash resources (which may limit other potential uses of our cash), incurring additional debt (which may increase our interest expense, leverage and debt service requirements) and/or issuing shares (which may dilute our existing stockholders and have a negative effect on our earnings per share). Acquisitions expose us to several potential risks, including:

•	the possible disruption of our ongoing business and diversion of management’s attention by acquisition, transition and integration activities;

•	our potential inability to successfully pursue or realize some or all of the anticipated revenue opportunities associated with an acquisition or investment;

•	the possibility that we may not be able to successfully integrate acquired businesses, or businesses in which we invest, or achieve anticipated operating efficiencies or cost savings;

•	the possibility that announced acquisitions may not be completed, due to failure to satisfy the conditions to closing or for other reasons;

•

the dilution of our existing stockholders as a result of our issuing stock in transactions, such as our acquisition of Switch and Data, where 80% of the consideration payable to Switch and Data’s stockholders consisted of shares of our common stock;

•	the possibility of customer dissatisfaction if we are unable to achieve levels of quality and stability on par with past practices;

•	the possibility that our customers may not accept either the existing equipment infrastructure or the “look-and-feel” of a new or different IBX data center;

•	the possibility that additional capital expenditures may be required or that transaction expenses associated with acquisitions may be higher than anticipated;

•	the possibility that required financing to fund an acquisition may not be available on acceptable terms or at all;

•

the possibility that we may be unable to obtain required approvals from governmental authorities under antitrust and competition laws on a timely basis or at all, which could, among other things, delay or prevent us from completing an acquisition, limit our ability to realize the expected financial or strategic benefits of an acquisition or have other adverse effects on our current business and operations;

•	the possible loss or reduction in value of acquired businesses;

•	the possibility that carriers may find it cost-prohibitive or impractical to bring fiber and networks into a new IBX data center;

•

the possibility of litigation or other claims in connection with or as a result of an acquisition, including claims from terminated employees, customers, former stockholders or other third parties; and

•

the possibility of pre-existing undisclosed liabilities, including but not limited to lease or landlord related liability, environmental or asbestos liability, for which insurance coverage may be insufficient or unavailable.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We cannot assure you that the price of any future acquisitions of IBX data centers will be similar to prior IBX data center acquisitions. In fact, we expect costs required to build or render new IBX data centers operational to increase in the future. If our revenue does not keep pace with these potential acquisition and expansion costs, we may not be able to maintain our current or expected margins as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

Our substantial debt could adversely affect our cash flows and limit our flexibility to raise additional capital.

We have a significant amount of debt and expect to incur additional debt to support our growth. As of March 31, 2011, our total indebtedness was approximately $2.1 billion, our stockholders’ equity was $2.0 billion and our cash and investments totaled $456.7 million. On a pro forma basis, after giving effect to the issuance and sale of the notes offered hereby, our total consolidated indebtedness as of March 31, 2011 would have been $2.9 billion.

Our substantial amount of debt could have important consequences. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our expansion strategy and other general corporate requirements;

•	make it more difficult for us to satisfy our obligations under our various debt instruments;

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry, which may place us at a competitive disadvantage compared with our competitors;

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity, which would also limit our ability to further expand our business; and

•	make us more vulnerable to increases in interest rates because of the variable interest rates on some of our borrowings to the extent we have not entirely hedged such variable rate debt.

The occurrence of any of the foregoing factors could have a material adverse effect on our business, results of operations and financial condition. In addition, the performance of our stock price may trigger events that would require the write-off of a significant portion of our debt issuance costs related to our convertible debt, which may have a material adverse effect on our results of operations.

We may also need to refinance a portion of our outstanding debt as it matures, such as our $250.0 million 2.50% convertible subordinated notes due in 2012. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing may not be as favorable as the terms of our existing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. These risks could materially adversely affect our financial condition, cash flows and results of operations.

The uncertain economic environment may continue to have an impact on our business and financial condition.

The uncertain economic environment could have an adverse effect on our liquidity. Customer collections are our primary source of cash. While we believe we have a strong customer base and have continued to experience strong collections, if the current market conditions were to worsen, some of our customers may have difficulty paying us. As a result, we may experience increased churn in our customer base, including reductions in their commitments to us. We may also be required to further increase our allowance for doubtful accounts, which would negatively impact our results. Our sales cycle could also be further lengthened if customers slow spending, or delay decision-making, on our products and services, which could adversely affect our revenue growth. In addition, we could experience pricing pressure as a result of economic conditions if our competitors lower prices and attempt to lure away our customers with lower cost solutions.

The uncertain economic environment could also have an impact on our foreign exchange forward contracts if our counterparties’ credit deteriorates further or they are otherwise unable to perform their obligations.

Finally, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so which could have an impact on our flexibility to pursue additional expansion opportunities and maintain our desired level of revenue growth in the future.

If we are not able to generate sufficient operating cash flows or obtain external financing, our ability to fund incremental expansion plans may be limited.

Our capital expenditures, together with ongoing operating expenses and obligations to service our debt, will be a substantial drain on our cash flow and may decrease our cash balances. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain additional debt and/or equity financing or to generate sufficient cash from operations may require us to prioritize projects or curtail capital expenditures which could adversely affect our results of operations.

Fluctuations in foreign currency exchange rates in the markets in which we operate internationally could harm our results of operations.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of our revenues and costs are denominated in U.S. dollars; however, the majority of revenues and costs in our international operations are denominated in foreign currencies. Where our prices are denominated in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our products and services more expensive in local currencies. We are also exposed to risks resulting from fluctuations in foreign currency exchange rates in connection with our international expansions. To the extent we are paying contractors in foreign currencies, our expansions could cost more than anticipated as a result of declines in the U.S dollar relative to foreign currencies. In addition, fluctuating foreign currency exchange rates have a direct impact on how our international results of operations translate into U.S. dollars.

Although we have in the past, and may decide in the future, to undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we do not currently intend to eliminate all foreign currency transaction exposure. For example, while we hedge certain of our foreign currency assets and liabilities on our consolidated balance sheet, we do not hedge revenue. Therefore, any weakness of the U.S. dollar may have a positive impact on our consolidated results of operations because the currencies in the foreign countries in which we operate may translate into more U.S. dollars. However, if the U.S. dollar strengthens relative to the currencies of the foreign countries in which we operate our consolidated financial position and results of operations may be negatively impacted as amounts in foreign currencies will generally translate into fewer U.S. dollars. For additional information on foreign currency risk, refer to our discussion of foreign currency risk in “Quantitative and Qualitative Disclosures About Market Risk” in Part I, Item 3 of the Q1 2011 Report, which is incorporated by reference in this prospectus.

We are continuing to invest in our expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments.

We are considering the acquisition or lease of additional properties and the construction of new IBX data centers beyond those expansion projects already announced. We will be required to commit substantial operational and financial resources to these IBX data centers, generally 12 to 18 months in advance of securing customer contracts, and we may not have sufficient customer demand in those markets to support these centers once they are built. In addition, unanticipated technological changes could affect customer requirements for data centers, and we may not have built such requirements into our new IBX data centers. Either of these contingencies, if they were to occur, could make it difficult for us to realize expected or reasonable returns on these investments.

Our products and services have a long sales cycle that may harm our revenues and operating results.

A customer’s decision to license cabinet space in one of our IBX data centers and to purchase additional services typically involves a significant commitment of resources. In addition, some customers will be reluctant to commit to locating in our IBX data centers until they are confident that the IBX data center has adequate carrier connections. As a result, we have a long sales cycle. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that does not result in revenue. We are also planning significant hiring in our sales force for 2011. It will take time for these new hires to become fully productive.

The current economic downturn may further impact this long sales cycle by making it extremely difficult for customers to accurately forecast and plan future business activities. This could cause customers to slow spending, or delay decision-making, on our products and services, which would delay and lengthen our sales cycle.

Delays due to the length of our sales cycle may materially and adversely affect our revenues and operating results, which could harm our ability to meet our forecasts for a given quarter and cause volatility in our stock price.

We have incurred substantial losses in the past and may incur additional losses in the future.

As of March 31, 2011, our accumulated deficit was $324.0 million. Although we have generated net income for each fiscal year since 2008, which was our first full year of net income since our inception, we are also currently investing heavily in our future growth through the build-out of multiple additional IBX data centers and IBX data center expansions as well as acquisitions of complementary businesses. As a result, we will incur higher depreciation and other operating expenses, as well as acquisition costs and interest expense, that may negatively impact our ability to sustain profitability in future periods unless and until these new IBX data centers generate enough revenue to exceed their operating costs and cover our additional overhead needed to scale our business for this anticipated growth. The current global financial crisis may also impact our ability to sustain profitability if we cannot generate sufficient revenue to offset the increased costs of our recently-opened IBX data centers or IBX data centers currently under construction. In addition, costs associated with the acquisition and integration of any acquired companies, as well as the additional interest expense associated with debt financing we have undertaken to fund our growth initiatives, may also negatively impact our ability to sustain profitability. Finally, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect our customers’ IBX infrastructure and their equipment located in our IBX data centers. While we own certain of our IBX data centers, others are leased by us, and we rely on the landlord for basic maintenance of the property. If such landlord has not maintained a leased property sufficiently, we may be forced into an early exit from the center which could be disruptive to our business. Furthermore, we continue to acquire IBX data centers not built by us. If we discover that these IBX data centers and their infrastructure assets are not in the condition we expected when they were acquired, we may be required to incur substantial additional costs to repair or upgrade the centers.

The services we provide in each of our IBX data centers are subject to failure resulting from numerous factors, including:

•	human error;

•	equipment failure;

•	physical, electronic and cybersecurity breaches;

•	fire, earthquake, hurricane, flood, tornado and other natural disasters;

•	extreme temperatures;

•	water damage;

•	fiber cuts;

•	power loss;

•	terrorist acts;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of our IBX data centers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our IBX data centers could result in difficulty maintaining service level commitments to these customers and potential claims related to such failures. Because our IBX data centers are critical to many of our customers’ businesses, service interruptions or significant equipment damage in our IBX data centers could also result in lost profits or other indirect or consequential damages to our customers. We cannot guarantee that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as a result of a problem at one of our IBX data centers.

We may incur significant liabilities to our customers in connection with a loss of power or our failure to meet other service level commitment obligations, or if we are held liable for a substantial damage award. In addition, any loss of service, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

We may also incur significant liability in the event of an earthquake, particularly in one of the high hazard zones for earth movement which include, but are not limited to, California, Japan, the New Madrid Seismic Zone and the Pacific Northwest Seismic Zone, where insurance coverage for earthquakes can be extremely expensive. While we purchase minimal levels of earthquake coverage for certain of our IBX data centers in California, at other California IBX data centers and in other high hazard zones we have elected to self-insure. In the event of a large earthquake in any of these locations, we may find our insurance coverage to be inadequate to cover our damages, and our business, financial condition and results of operations could be materially and adversely impacted.

The shortage of electricity supply and other aftermath caused by the recent Japanese earthquake and resulting tsunami may affect our business operations. We have two IBX centers close to Tokyo, Japan, one in Heiwajima and one in Shinagawa plus a third data center under construction in Tokyo. As of the date of this offering, all of our Japanese centers are operational. However, there can be no assurances that future operations and revenue may not be seriously affected by, among other things, the potential of the shortage of electricity power supply in Japan as well as the potential of a nuclear reactor disaster occurring at a power plant within one hundred and forty miles of our IBX centers. These events may seriously damage our ability to conduct business in Japan or, in the worst case, cause operations to completely cease with our Japanese revenue suffering a material downturn.

Furthermore, we are dependent upon Internet service providers, telecommunications carriers and other website operators in the Americas region, Asia-Pacific region, EMEA and elsewhere,

some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially and adversely impacted.

Our construction of additional new IBX data centers, or IBX data center expansions, could involve significant risks to our business.

In order to sustain our growth in certain of our existing and new markets, we must either expand an existing data center, lease a new facility or acquire suitable land with or without structures to build new IBX data centers from the ground up. Expansions or new builds are currently underway, or being contemplated, in many of our markets. Any related construction requires us to carefully select and rely on the experience of one or more general contractors, designers and associated subcontractors during the design and construction process. Should a general contractor, designer or significant subcontractor experience financial or other problems during the design or construction process, we could experience significant delays, increased costs to complete the project and other negative impacts to our expected returns. Site selection is also a critical factor in our expansion plans, and there may not be suitable properties available in our markets with the necessary combination of high power capacity and fiber connectivity.

While we may prefer to locate new IBX data centers adjacent to our existing locations, we may be limited by the inventory and location of suitable properties, as well as by the need for adequate power and optical fiber to the site. In the event we decide to build new IBX data centers separate from our existing IBX data centers, we may provide services to interconnect these two centers. Should these services not provide the necessary reliability to sustain service, this could result in lower interconnection revenue and lower margins and could have a negative impact on customer retention over time.

Environmental regulations may impose upon us new or unexpected costs.

We are subject to various federal, state, local and foreign environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Our operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, cleaning solutions and other materials. In addition, we lease, own or operate real property at which hazardous substances and regulated materials have been used in the past. At some of our locations, hazardous substances or regulated materials are known to be present in soil or groundwater and there may be additional unknown hazardous substances or regulated materials present at sites we own, operate or lease. At some of our locations, there are land use restrictions in place relating to earlier environmental cleanups that do not materially limit our use of the sites. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from our property, we may be responsible under applicable laws, regulations or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial.

In addition, we are subject to environmental, health and safety laws regulating air emissions, storm water management and other issues arising in our business. While these obligations do not normally impose material costs upon our operations, unexpected events, equipment malfunctions and human error, among other factors, can lead to violations of environmental laws, regulations or permits. Furthermore, environmental laws and regulations change frequently and may require additional investment to maintain compliance. Noncompliance with existing, or adoption of more stringent, environmental or health and safety laws and regulations or the discovery of previously unknown contamination could require us to incur costs or become the basis of new or increased liabilities that could be material.

Fossil fuel combustion creates greenhouse gas emissions that are linked to global climate change. Regulations to limit greenhouse gas emissions are in force in the European Union in an effort to prevent or reduce climate change. In the United States, federal legislative proposals have been considered that would, if adopted, implement some form of regulation or taxation to reduce or mitigate greenhouse gas (“GHG”) emissions. In addition, the U.S. Environmental Protection Agency (“EPA”) is taking steps towards using its existing authority under the Clean Air Act to regulate GHG emissions. On June 3, 2010, EPA published a final rule, known as the Tailoring Rule, setting forth the permitting program for regulating GHG emissions from major stationary sources. These permitting requirements will include, but are not limited to, meeting the best available control technologies for GHG emissions, and monitoring, reporting and recordkeeping for GHG emissions. The first steps of the program became effective January 2, 2011, and apply to large sources of GHGs such as, for example, fossil-fueled electricity generating facilities, that are already subject to Clean Air Act major source permits for their emission of non-greenhouse gas air pollutants (such as sulfur dioxide or particulate matter). The second step of the permitting program is effective July 1, 2011, and applies to the construction a new facility that will emit 100,000 tons per year or more of carbon dioxide equivalent (“CO2e”, a unit of measurement for GHGs) or to the modification of an existing facility that results in an increase of GHG emissions by 75,000 tons per year of CO2e. There is a small-source exception to the Tailoring Rule that we believe applies to our facilities. Under the exception, no source with emissions below 50,000 tons per year of CO2e or any modification resulting in an increase of less than 50,000 tons per year of CO2e will be subject to Prevention of Significant Deterioration (“PSD”) or Title V permitting before at least April 30, 2016. EPA also announced plans in the final rule to develop permitting requirements for smaller sources of GHGs after the expiration of the small-source exception, which could potentially affect our facilities. We will continue to monitor the developments of this regulatory program to evaluate its impact on our facilities and business.

If we are unable to recruit or retain qualified personnel, our business could be harmed.

We must continue to identify, hire, train and retain IT professionals, technical engineers, operations employees, and sales and senior management personnel who maintain relationships with our clients and who can provide the technical, strategic and marketing skills required for our company to grow. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of these personnel. The failure to recruit and retain necessary technical, managerial, sales and marketing personnel, including but not limited to members of our executive team, could harm our business and our ability to grow our company.

We may not be able to compete successfully against current and future competitors.

Our IBX data centers and other products and services must be able to differentiate themselves from those of other providers of space and services for telecommunications companies, webhosting companies and other colocation providers. In addition to competing with neutral colocation providers, we must compete with traditional colocation providers, including telecom companies, carriers, Internet service providers and webhosting facilities. Similarly, with respect to our other products and services, including managed services, bandwidth services and security services, we must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than us.

Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies, especially if they are not highly leveraged. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas in which we have IBX data centers. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX data centers. If these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues may be materially and adversely affected.

We may also face competition from persons seeking to replicate our IBX data center concept by building new data centers or converting existing data centers that some of our competitors are in the process of divesting. We may continue to see increased competition for data center space and customers from large REITS who also operate in our market. We may experience competition from our landlords, some of which are REITS, in this regard. Rather than leasing available space in our buildings to large single tenants, they may decide to convert the space instead to smaller square foot units designed for multi-tenant colocation use. Landlords/REITS may enjoy a cost effective advantage in providing services similar to those provided by our IBX data centers, and in addition to the risk of losing customers to these parties, this could also reduce the amount of space available to us for expansion in the future. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in outsourcing arrangements may be reluctant or slow to replace, limit or compete with their existing systems by becoming a customer. Customers may also decide it is cost-effective for them to build out their own data centers, which could have a negative impact on our results of operations. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in competitors’ facilities, it may be extremely difficult to convince them to relocate to our IBX data centers.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general lack of availability of electrical resources.

Our IBX data centers are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages and limitations, especially internationally, on the availability of adequate power resources.

Power outages, such as those that occurred in California during 2001, the Northeast in 2003, from the tornados on the U.S. east coast in 2004, and relating to the earthquake and tsunami in Japan in 2011, could harm our customers and our business. We attempt to limit exposure to system downtime by using backup generators and power supplies; however, we may not be able to limit our exposure entirely even with these protections in place, as was the case with the power outages we experienced in our Chicago and Washington, D.C. metro area IBX data centers in 2005, London metro area IBX data centers in 2007 and Paris metro area IBX data centers in 2009.

In addition, global fluctuations in the price of power can increase the cost of energy, and although contractual price increase clauses exist in the majority of our customer agreements, we may not always choose to pass these increased costs on to our customers.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We generally do not control the amount of electric power our customers draw from their installed circuits. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

We may also have difficulty obtaining sufficient power capacity for potential expansion sites in new or existing markets. We may experience significant delays and substantial increased costs demanded by the utilities to provide the level of electrical service required by our current IBX data center designs.

We are exposed to potential risks from errors in our financial reporting systems and controls, including the potential for material misstatements in our consolidated financial statements.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to evaluate their internal controls over financial reporting. Although we received an unqualified opinion regarding the effectiveness of our internal control over financial reporting as of December 31, 2010, in the course of our ongoing evaluation we have identified certain areas where we would like to improve and we are in the process of evaluating and designing enhanced processes and controls to address such areas, none of which we believe constitutes a material change. However, we cannot be certain that our efforts will be effective or sufficient for us, or our independent registered public accounting firm, to issue unqualified reports in the future, especially as our business continues to grow and evolve and as we acquire other businesses.

Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement improvements to our internal reporting systems and controls in an efficient and timely manner and have in the past, and may in the future, discover deficiencies in existing systems and controls. In addition, internal reporting systems and controls are subject to human error. Any such deficiencies could result in material misstatements in our consolidated financial statements, which might involve restating previously issued financial statements. Additionally, as we expand, we will need to implement new systems to support our financial reporting systems and controls. We may not be able to implement these systems such that errors would be identified in a timely manner, which could result in material misstatements in our consolidated financial statements.

If we cannot effectively manage our international operations, and successfully implement our international expansion plans, our revenues may not increase and our business and results of operations would be harmed.

For the years ended December 31, 2010, 2009 and 2008, we recognized 38%, 39% and 37%, respectively, of our revenues outside the U.S. For the three months ended March 31, 2011, we recognized 36% of our revenues outside the U.S. We currently operate outside of the Americas in the EMEA and Asia-Pacific regions. In April 2011, we expanded into South America through an investment in ALOG Data Centers do Brasil S.A.

To date, the network neutrality of our IBX data centers and the variety of networks available to our customers has often been a competitive advantage for us. In certain of our acquired IBX data centers in the Asia-Pacific region the limited number of carriers available reduces that advantage. As a result, we may need to adapt our key revenue-generating services and pricing to be competitive in those markets. In addition, we are currently undergoing expansions or evaluating expansion opportunities in the EMEA and Asia-Pacific regions. Undertaking and managing expansions in foreign jurisdictions may present unanticipated challenges to us.

Our international operations are generally subject to a number of additional risks, including:

•	the costs of customizing IBX data centers for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations, including negotiating with foreign labor unions or workers’ councils;

•	difficulties in managing across cultures and in foreign languages;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	difficulties in repatriating funds from certain countries;

•	our ability to obtain, transfer, or maintain licenses required by governmental entities with respect to our business;

•	unexpected changes in regulatory, tax and political environments;

•	our ability to secure and maintain the necessary physical and telecommunications infrastructure;

•	compliance with the Foreign Corrupt Practices Act; and

•	compliance with evolving governmental regulation with which we have little experience.

In addition, compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business in foreign jurisdictions. These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our services in one or more countries, could delay or prevent potential acquisitions, and could also materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results. Our success depends, in part, on our ability to anticipate and address these risks and manage these difficulties.

Economic uncertainty in developing markets could adversely affect our revenue and earnings.

We conduct business and plan to expand in developing markets with economies that tend to be more volatile than those in the United States and Western Europe. The risk of doing business in developing markets such as China, Brazil, United Arab Emirates and other economically volatile areas could adversely affect our operations and earnings. Such risks include the financial instability among customers in these regions, political instability, fraud or corruption and other non-economic factors such as irregular trade flows that need to be managed successfully with the help of the local governments. In addition, commercial laws in some developing countries can be vague, inconsistently administered and retroactively applied. If we are deemed not to be in compliance with applicable laws in developing countries where we conduct business, our prospects and business in those countries could be harmed, which could then have a material adverse impact on our results of operations and financial position. Our failure to successfully manage economic, political and other risks relating to doing business in developing countries and economically and politically volatile areas could adversely affect our business.

The increased use of high power density equipment may limit our ability to fully utilize our IBX data centers.

Customers are increasing their use of high-density electrical power equipment, such as blade servers, in our IBX data centers which has significantly increased the demand for power on a per cabinet basis. Because many of our IBX data centers were built a number of years ago, the current demand for electrical power may exceed the designed electrical capacity in these centers. As electrical power, not space, is a limiting factor in many of our IBX data centers, our ability to fully utilize those IBX data centers may be limited. The availability of sufficient power may also pose a risk to the successful operation of our new IBX data centers. The ability to increase the power capacity of an IBX data center, should we decide to, is dependent on several factors including, but not limited to, the local utility’s ability to provide additional power; the length of time required to provide such power; and/or whether it is feasible to upgrade the electrical infrastructure of an IBX data center to deliver additional power to customers. Although we are currently designing and building to a much higher power specification, there is a risk that demand will continue to increase and our IBX data centers could become obsolete sooner than expected.

We expect our operating results to fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to be volatile. We may experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including, but not limited to:

•	fluctuations of foreign currencies in the markets in which we operate;

•

the timing and magnitude of depreciation and interest expense or other expenses related to the acquisition, purchase or construction of additional IBX data centers or the upgrade of existing IBX data centers;

•	demand for space, power and services at our IBX data centers;

•

changes in general economic conditions, such as the current economic downturn, and specific market conditions in the telecommunications and Internet industries, both of which may have an impact on our customer base;

•

charges to earnings resulting from past acquisitions due to, among other things, impairment of goodwill or intangible assets, reduction in the useful lives of intangible assets acquired, identification of additional assumed contingent liabilities or revised estimates to restructure an acquired company’s operations;

•	the duration of the sales cycle for our services and our ability to ramp our newly-hired sales persons to full productivity within the time period we have forecasted;

•	restructuring charges or reversals of existing restructuring charges, which may be necessary due to revised sublease assumptions, changes in strategy or otherwise;

•	acquisitions or dispositions we may make;

•	the financial condition and credit risk of our customers;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with our products and services;

•	the timing required for new and future centers to open or become fully utilized;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	increasing repair and maintenance expenses in connection with aging IBX data centers;

•

lack of available capacity in our existing IBX data centers to generate new revenue or delays in opening up new or acquired IBX data centers that delay our ability to generate new revenue in markets which have otherwise reached capacity;

•

changes in rent expense as we amend our IBX data center leases in connection with extending their lease terms when their initial lease term expiration dates approach or changes in shared operating costs in connection with our leases, which are commonly referred to as common area maintenance expenses;

•

the timing and magnitude of other operating expenses, including taxes, expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets;

•	the cost and availability of adequate public utilities, including power;

•	changes in employee stock-based compensation;

•	overall inflation;

•	increasing interest expense due to any increases in interest rates and/or potential additional debt financings;

•	changes in income tax benefit or expense; and

•	changes in or new generally accepted accounting principles (GAAP) in the U.S. as periodically released by the Financial Accounting Standards Board (FASB).

Any of the foregoing factors, or other factors discussed elsewhere in this report, could have a material adverse effect on our business, results of operations and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. Prior to 2008, we had generated net losses every fiscal year since inception. It is possible that we may not be able to generate net income on a quarterly or annual basis in the future. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors.

The failure to obtain favorable terms when we renew our IBX data center leases could harm our business and results of operations.

While we own certain of our IBX data centers, others are leased under long-term arrangements with lease terms expiring at various dates ranging from 2011 to 2035. These leased centers have all been subject to significant development by us in order to convert them from, in most cases, vacant buildings or warehouses into IBX data centers. Most of our IBX data center leases have renewal options available to us. However, many of these renewal options provide for rent set at then-prevailing market rates. To the extent that then-prevailing market rates are higher than present rates, these higher costs may adversely impact our business and results of operations.

We depend on a number of third parties to provide Internet connectivity to our IBX data centers; if connectivity is interrupted or terminated, our operating results and cash flow could be materially and adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our IBX data centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their centers to our IBX data centers. Carriers will likely evaluate the revenue opportunity of an IBX data center based on the assumption that the environment will be highly competitive. We cannot provide assurance that each and every carrier will elect to offer its services within our IBX data centers or that once a carrier has decided to provide Internet connectivity to our IBX data centers that it will continue to do so for any period of time.

Our new IBX data centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our IBX data centers is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. Any hardware or fiber failures on this network may result in significant loss of connectivity to our new IBX data center expansions. This could affect our ability to attract new customers to these IBX data centers or retain existing customers.

If the establishment of highly diverse Internet connectivity to our IBX data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow will be adversely affected.

We may be vulnerable to security breaches which could disrupt our operations and have a material adverse effect on our financial performance and operating results.

A party who is able to compromise the security measures on our networks or the security of our infrastructure could misappropriate either our proprietary information or the personal information of our customers, or cause interruptions or malfunctions in our operations. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently, and are generally not recognized until launched against a target, we may not be able to implement security measures in a timely manner or, if and when implemented, we may not be able to determine the extent to which these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

We derive some revenues from contracts with the U.S. government, state and local governments and their respective agencies. Some of these customers may terminate all or part of their contracts at any time, without cause.

There is increased pressure for governments and their agencies, both domestically and internationally, to reduce spending. Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. Similarly, some of our contracts at the state and local levels are subject to government funding authorizations.

Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

Because we depend on the development and growth of a balanced customer base, including key magnet customers, failure to attract, grow and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including enterprises, cloud, digital content and financial companies, and network service providers. We consider certain of these customers to be key magnets in that they draw in other customers. The more balanced the customer base within each IBX data center, the better we will be able to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX data centers will depend on a variety of factors, including the presence of multiple carriers, the mix of products and services offered by us, the overall mix of customers, the presence of key customers attracting business through vertical market ecosystems, the IBX data center’s operating reliability and security and our ability to effectively market our services. However, some of our customers may face competitive pressures and may ultimately not be successful or may be consolidated through merger or acquisition. If these customers do not continue to use our IBX data centers it may be disruptive to our business. Finally, the uncertain economic climate may harm our ability to attract and retain customers if customers slow spending, or delay decision-making, on our products and services, or if customers begin to have difficulty paying us and we experience increased churn in our customer base. Any of these factors may hinder the development, growth and retention of a balanced customer base and adversely affect our business, financial condition and results of operations.

We are subject to securities class action and other litigation, which may harm our business and results of operations.

We are subject to various legal proceedings as described in Note 9 to Notes to Consolidated Financial Statements in the Q1 2011 Report. In addition, we may, in the future, be subject to other litigation. For example, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Litigation can be lengthy, expensive, and divert management’s attention and resources. Results cannot be predicted with certainty and an adverse outcome in litigation could result in monetary damages or injunctive relief that could seriously harm our business, results of operations, financial condition or cash flows.

We may not be able to protect our intellectual property rights.

We cannot assure that the steps taken by us to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We also are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of the alleged infringement.

Government regulation may adversely affect our business.

Various laws and governmental regulations, both in the U.S. and abroad, governing Internet related services, related communications services and information technologies remain largely unsettled, even in areas where there has been some legislative action. For example, the Federal Communications Commission recently issued a Notice of Inquiry for comments on proposed Internet rules and regulation of broadband that may result in material changes in the regulations and contribution regime affecting us and our customers. Likewise, as part of a review of the current equity market structure, the Securities and Exchange Commission and the Commodity Futures Trading Commission have both sought comments regarding the regulation of independent data centers, such as Equinix, which provide colocation services for financial markets and exchanges. Such regulation may ultimately affect our provision of services.

It also may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services and taxation, apply to the Internet and to related services such as ours and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers.

The adoption, or modification of laws or regulations relating to the Internet and our business, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operations.

Industry consolidation may have a negative impact on our business model.

The telecommunications industry is currently undergoing consolidation. As customers combine businesses, they may require less colocation space, and there may be fewer networks available to choose from. Given the competitive and evolving nature of this industry, further consolidation of our customers and/or our competitors may present a risk to our network-neutral business model and have a negative impact on our revenues and results of operations. In addition, increased utilization levels industry-wide could lead to a reduced amount of attractive expansion opportunities available to us.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The continued threat of terrorist activity and other acts of war or hostility contribute to a climate of political and economic uncertainty. Due to existing or developing circumstances, we may need to incur additional costs in the future to provide enhanced security, including cybersecurity, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX data centers. We may not have adequate property and liability insurance to cover catastrophic events or attacks.

We have various mechanisms in place that may discourage takeover attempts.

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a stockholder may consider favorable. Such provisions include:

•	authorization for the issuance of “blank check” preferred stock;

•	the prohibition of cumulative voting in the election of directors;

•	limits on the persons who may call special meetings of stockholders;

•	the prohibition of stockholder action by written consent; and

•	advance notice requirements for nominations to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, may also discourage, delay or prevent someone from acquiring or merging with us.

Risks Relating to the Notes

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms in this section “Risk Factors—Risks Relating to the Notes” mean Equinix, Inc. and not any of its subsidiaries.

Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.

Our subsidiaries will not guarantee the notes. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or to provide us with funds for our payment obligations. Substantially all of our operations are conducted through our subsidiaries and we derive substantially all our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the notes, depends in large part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. Payments to us by our subsidiaries also will be contingent upon their earnings and their business considerations. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. Because we depend in large part on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes. Our subsidiaries held approximately 81% of our consolidated assets as of March 31, 2011.

The notes will be unsecured and effectively subordinated to any of our secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.

The notes will be our general unsecured senior obligations, ranking equal in right of payment with our existing and any future unsubordinated indebtedness. However, because they are unsecured, the notes will be effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such debt. As of March 31, 2011, after giving pro forma effect to the offering, we would have had total consolidated indebtedness of approximately $2.9 billion, none of which was secured indebtedness of Equinix.

In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries, which may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distribution to us. As of March 31, 2011, our subsidiaries had $937 million of indebtedness and other liabilities (including trade payables but excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP).

In addition, the indenture governing the notes will permit us and our subsidiaries to incur significant amounts of additional indebtedness, including secured indebtedness. In the event that we are declared bankrupt, become insolvent or liquidate or reorganize, our assets that serve as collateral under any such secured indebtedness would be made available to satisfy the obligations under the secured indebtedness before those assets may be used to satisfy our obligations with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

Our debt agreements allow us and our subsidiaries to incur significantly more debt, which could exacerbate the other risks described herein.

The terms of our debt instruments, including the indenture governing the notes offered hereby, permit us and our subsidiaries to incur additional indebtedness. Additional debt may be necessary for many reasons, including to adequately respond to competition, to comply with regulatory requirements related to our service obligations or for financial reasons alone. We are considering increasing amounts available to us for borrowing by entering into new term loans or revolving credit facilities. Incremental borrowings or borrowings at maturity on terms that impose additional financial risks to our various efforts to improve our operating results and financial condition could exacerbate the other risks described herein.

Our revolving credit line and other debt instruments have restrictive covenants that could limit our financial flexibility.

The indentures related to the notes, our 8.125% senior notes due 2018 and our revolving credit line contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our revolving credit line is subject to compliance with certain financial covenants, including leverage and interest coverage ratios. Our revolving credit line includes other restrictions that, among other things, limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, restricted payments and investments; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. The indenture related to the notes will contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

•	limitations on the declaration and payment of dividends or other restricted payments;

•	limitations on incurring additional indebtedness or issuing preferred stock;

•	limitations on the creation of certain liens;

•	limitations on incurring restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

•	limitations on transactions with affiliates; and

•	limitations on the sale of assets.

Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control (as defined in “Description of Notes—Change of Control”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase.

If we experience a change of control, we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.” Moreover, if holders of the notes elect to have their notes repurchased by us (or holders of our other existing and future debt securities such as our 8.125% Senior Notes due 2018 that have a similar right to require us to repurchase their securities upon such a change on control elect to have their debt securities repurchased by us) it could cause a default under our existing or future debt, even if the change of control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could affect adversely your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of the Notes — Change of Control,” upon the occurrence of a change of control, we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase. However, the change of control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may negatively affect the value of your notes unless the transaction is included within the definition of a change of control. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes, but that would not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity, which also would adversely affect your investment.

An active trading market for the notes may not develop or be maintained; many factors affect the trading market and value of the notes.

The notes are a new issue of securities with no trading history or established trading market. We cannot assure you that a trading market for the notes will ever develop or, if a trading market develops, that it will be maintained or provide adequate liquidity, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price. We have not applied, and do not intend to apply, for the listing of the notes on any automated dealer quotation system.

The market valuation of the notes may be exposed to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the value of the notes, and to high-yield bonds generally, and thereby negatively impact the market for high-yield bonds, and more specifically, the notes. Because the notes may be thinly traded, it may be more difficult to sell and accurately value the notes. In addition, as has been evident in the recent volatility in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire high-yield bond market can experience sudden and sharp price swings, which can be exacerbated by large or sustained sales by major investors in the notes, a high-profile default by another issuer, or simply a change in the market’s psychology regarding high-yield notes.

Our credit ratings may not reflect all of the risks of an investment in the notes.

The credit ratings on the notes may not reflect the potential impact of all of the risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the notes.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering for general corporate purposes, which may include capital expenditures, repayment of our 2.50% convertible subordinated notes due 2012 upon maturity, working capital and potential acquisitions and strategic transactions. From time to time we evaluate potential strategic transactions and acquisitions of businesses, technologies or products. Currently, we do not have any agreements or understandings with respect to any such material strategic transactions or acquisitions. However, we will retain broad discretion over the use of the net proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

If the notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, most of the restrictive covenants contained in the indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Standard & Poor’s and Moody’s, equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, we will not be subject to most of the restrictive covenants and certain events of default contained in the indenture governing the notes. As a result, you may have less credit protection than you will at the time the notes are issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such restrictive covenants and events of default.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $736 million from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use such net proceeds for general corporate purposes, which may include capital expenditures, repayment of our 2.50% convertible subordinated notes due 2012 upon maturity, working capital and potential acquisitions and strategic transactions. From time to time we evaluate potential strategic transactions and acquisitions of businesses, technologies or products. Currently, however, we do not have any agreements or understandings with respect to any such material strategic transactions or acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Years ended December 31,					Three months ended March 31,
	2006	2007	2008	2009	2010	2010	2011
Ratio of earnings to fixed charges	1.5x	1.6x	0.9x	0.5x	0.8x	0.6x	0.6x

In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income tax expense, cumulative effect of a change in accounting principle and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term and long-term investments and current portion of our indebtedness and our capitalization as of March 31, 2011:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of the notes offered hereby, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us as described in “Use of Proceeds”.

This table should be read in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes from the Q1 2011 Report incorporated by reference in this prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	(dollars in thousands)
Cash, cash equivalents and short-term and long-term investments	$456,651	$1,193,026

Current portion of capital lease and other financing obligations	$8,381	$8,381

Current portion of loans payable	$20,204	$20,204

Long-term debt, net of current portion:
Capital lease and other financing obligations	$296,913	$296,913
Loans payable	126,617	126,617
7.00% senior notes due 2021 offered hereby	—	750,000
8.125% senior notes due 2018	750,000	750,000
Convertible debt(1)	922,325	922,325

Total long-term debt	2,095,855	2,845,855

Total stockholders’ equity	1,987,397	1,987,397

Total capitalization	$4,083,252	$4,833,252

(1)	Convertible debt consists of $250.0 million aggregate principal amount of our 2.50% convertible subordinated notes due 2012, $396.0 million aggregate principal amount of our 3.00% convertible subordinated notes due 2014 and $373.8 million aggregate principal amount of our 4.75% convertible subordinated notes due 2016 outstanding as of March 31, 2011.

DESCRIPTION OF NOTES

The Company will issue the notes under an indenture (the “Indenture”) between itself and U.S. Bank National Association, as Trustee (the “Trustee”). The following is a summary of the material provisions of the Indenture. The Indenture will comply with the Trust Indenture Act of 1939. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to certain provisions of the Trust Indenture Act. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section, references to the “Company” include only Equinix, Inc. and not its subsidiaries. You are encouraged to read the Indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the Indenture are available upon request to the Company at the address indicated under “Where You Can Find Additional Information” in this prospectus.

The Company will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the “Holders”). The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

The Company is issuing $750.0 million aggregate principal amount of notes in this offering and, subject to compliance with the limitations described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” may issue an unlimited principal amount of additional notes at later dates under the same Indenture (the “Additional Notes”). Any Additional Notes that the Company issues in the future will be identical in all respects to the notes that the Company is issuing now and will be treated as a single class for all purposes under the Indenture with the notes offered hereby, except that notes issued in the future will have different issuance dates and may have different issuance prices; provided that if any such Additional Notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

The notes will mature on July 15, 2021.

Interest on the notes will accrue at a rate of 7.00% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2012. The Company will pay interest to those persons who were holders of record on the January 1 or July 1 immediately preceding each interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

The notes will be general senior obligations of the Company. The Holders’ right to payment under these notes will be:

•

effectively subordinated to all of the existing and any future secured indebtedness of the Company, including debt outstanding under any Bank Facility or secured by any mortgage, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any Subsidiaries of the Company;

•	equal in right of payment to all existing and any future senior indebtedness of the Company; and

•	senior in right of payment to any existing and future subordinated indebtedness of the Company.

At March 31, 2011, after giving pro forma effect to the offering, the Company had total consolidated indebtedness of approximately $2.9 billion, none of which was secured indebtedness of Equinix. At such date, the Subsidiaries of the Company had approximately $937 million of indebtedness and other liabilities (including trade payables but excluding intercompany items and liabilities of a type not required to be reflected on a balance sheet of such Subsidiaries in accordance with GAAP).

Redemption

Other than as set forth below, the notes are not redeemable prior to maturity.

At any time prior to July 15, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) outstanding under the Indenture, at a redemption price equal to 107.000% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after July 15, 2016, the Company may redeem all or a part of the notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Redemption price of the notes
2016	103.500%
2017	102.333%
2018	101.167%
2019 and thereafter	100.000%

At any time prior to July 15, 2016, the Company may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee:

1. in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

2. if the notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate;

subject in each case to DTC procedures.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a global note will be made). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise, subject to compliance with applicable securities laws.

Holding Company Structure

The Company is a holding company for its Subsidiaries. Substantially all of the Company’s operations are conducted through its Subsidiaries and the Company derives substantially all its revenues from its Subsidiaries, and substantially all of its operating assets are owned by its Subsidiaries. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of notes. See “Risk Factors—Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.”

Guarantees

On the Issue Date, the notes will not be guaranteed by any of the Company’s Subsidiaries. To the extent that, in the future, any Domestic Restricted Subsidiary of the Company becomes a Guarantor pursuant to the “Subsidiary Guarantees” covenant, such Guarantor will unconditionally, jointly and severally guarantee the Company’s obligations under the Indenture and the notes on a senior unsecured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Change of Control

Upon the occurrence of a Change of Control, unless the Company or a third party has previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Redemption,” the Company will be required to make an offer to purchase each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, or cause the Trustee to send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed and specifying the portion (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s notes that it agrees to sell to the Company pursuant to the Change of Control Offer, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company would be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may in the future prohibit the Change of Control Offer. The failure to consummate a Change of Control Offer would constitute an Event of Default under the Indenture. See “Risk Factors—We may not be able to repurchase the notes upon a change of control” for more information.

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets. This term has not been interpreted under New York law, which is the governing law of the Indenture, to represent a specific quantitative test. As a consequence, if Holders of the notes assert that the Company is required to make a Change of Control Offer and the Company elects to contest such assertion, there is uncertainty as to how a court interpreting New York law would interpret the term. Neither the Board of Directors of the Company nor the Trustee may waive the covenant of the Company to make a Change of Control Offer following a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on the property of the Company and the Restricted Subsidiaries and to make Restricted Payments may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or stockholders of the Company. There can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by their respective management. However, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, amalgamation, restructuring, merger or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. The Company (or a third party) may make a Change of Control Offer in advance of, and conditioned upon, any Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Suspension of Covenants.

During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “—Limitation on Incurrence of Additional Indebtedness;”

(2) “—Limitation on Restricted Payments;”

(3) “—Limitation on Asset Sales;”

(4) “—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5) “—Limitation on Preferred Stock of Domestic Restricted Subsidiaries;”

(6) clause 2 of the first paragraph of “—Consolidation, Merger and Sale of Assets;”

(7) “— Limitations on Transactions with Affiliates;” and

(8) “—Subsidiary Guarantees,”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the Guarantees, if any, of any Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees, if any, of any Guarantors will be reinstated if such Guarantees are then required by the terms of the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Capital Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to paragraph (a) of “—Limitation on Incurrence of Additional Indebtedness” below or one of the clauses set forth in paragraph (b) of “—Limitation on Incurrence of Additional Indebtedness” below (to the extent such Indebtedness or Disqualified Capital Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Capital Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to paragraph (a) or (b) of “—Limitation on Incurrence of Additional Indebtedness,” such Indebtedness or Disqualified Capital Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of paragraph (b) of “—Limitation on Incurrence of Additional Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

Limitation on Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0; provided that the amount of Indebtedness that may be incurred and Disqualified Capital Stock or Preferred Stock that may be issued pursuant to the foregoing by any Restricted Subsidiaries that are not Guarantors (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to clause 2(a) of the “—Limitation on Liens” covenant) shall not exceed $100.0 million at any one time outstanding.

(b) The foregoing will not apply to (collectively, “Permitted Indebtedness”):

1. Indebtedness under the notes (other than any Additional Notes) issued on the Issue Date;

2. Indebtedness incurred pursuant to any Bank Facility in an aggregate principal amount at any one time outstanding not to exceed $250.0 million;

3. other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness under clauses 1, 2 or 18 of this paragraph (b)) reduced by the amount of any scheduled amortization payments, mandatory prepayments when actually paid, conversions or permanent reductions thereof;

4. Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness incurred without violation of the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

5. Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

6. Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

7. Indebtedness of the Company owing to and held by a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause 7 by the Company;

8. Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

9. Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid, appeal or similar bonds, completion guarantees, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

10. Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed (together with any Refinancing Indebtedness with respect thereto) 5.0% of Total Assets at any one time outstanding;

11. Refinancing Indebtedness;

12. Indebtedness of the Company or any Restricted Subsidiary consisting of “earn-out” obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock);

13. Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business, including in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 60 days following the incurrence thereof;

14. Indebtedness in respect of Sale and Leaseback Transactions in an aggregate amount not to exceed $50.0 million at any one time outstanding;

15. Acquired Indebtedness, if on the date that such Indebtedness is incurred, after giving pro forma effect thereto, (A) the Company or such Restricted Subsidiary, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph above under this covenant, or (B) the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the date such Indebtedness is incurred;

16. Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or accreted value) not to exceed $100.0 million at any one time outstanding (which amounts may, but need not, be incurred in whole or in part under the Bank Facility); provided that the amount of Indebtedness that may be incurred pursuant to this clause 16 by any Restricted Subsidiaries (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to clause 2(a) of the “—Limitation on Liens” covenant) that are not Guarantors shall not exceed $50.0 million at any one time outstanding;

17. Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the “Subsidiaries Guarantees” covenant to the extent applicable; and

18. Permitted Asia Pacific Debt.

(c) For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses 1 through 18 of paragraph (b) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness, in whole or in part, in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Bank Facility up to the maximum amount permitted under clause 2 of paragraph (b) above shall be deemed to have been incurred pursuant to clause 2 of paragraph (b). Accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock of a Restricted Subsidiary or Disqualified Capital Stock, as applicable, for purposes of this “Limitation on Incurrence of Additional Indebtedness” covenant.

(d) In addition, the Company will not, and will not permit any Restricted Subsidiary that becomes a Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Refinancing Indebtedness incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Restricted Payments.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

2. purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

3. make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

4. make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses 1, 2, 3 and 4 being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph under the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(v) an amount equal to the Company’s Consolidated EBITDA for the period from July 1, 2011 to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 1.4 times the Company’s Consolidated Interest Expense for the Basket Period; plus

(w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to July 1, 2011 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, until such debt security has been converted into, or exchanged for, Qualified Capital Stock); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(w) and (y), any net cash proceeds from any equity offering to the extent used to redeem the notes in compliance with the provisions set forth under “—Redemption”); plus:

(y) without duplication, the sum of:

1. the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

2. the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company);

3. upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (except to the extent the Investment constituted a Permitted Investment), the fair market value of such Subsidiary as of the date of such redesignation; and

4. net cash dividends or other net cash distributions paid to the Company or any Restricted Subsidiary of the Company from any Unrestricted Subsidiaries of the Company; plus:

(z) $180 million (which amount approximates the current amount of restricted payments available under the covenant “Limitation on Restricted Payments” in the Company’s outstanding 8.125% Senior Notes due 2018 as 50% of the Company’s consolidated net income through June 30, 2011);

provided that the sum of clauses (1), (2), (3) and (4) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

1. the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

2. the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

3. the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

4. repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $5.0 million in any calendar year;

5. repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants;

6. payments of dividends on Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted by the Indenture;

7. cash payments in lieu of the issuance of fractional shares in connection with (i) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or (ii) a merger, consolidation, amalgamation or other combination involving the Company or any of its Subsidiaries;

8. the retirement of any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) or other shares of Disqualified Capital Stock of the Company;

9. in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes offered hereby as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

10. in the event of an Asset Sale that requires the Company to offer to repurchase notes pursuant to the covenant described under “Limitation on Asset Sales,” and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the notes offered hereby pursuant to the provisions of the covenant described under “Limitation on Asset Sales” and has repurchased all notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness may not exceed the amount of the Net Cash Proceeds Amount remaining after the Company has complied with clause (3) of the covenant described under “Limitation on Asset Sales”;

11. the conversion, repayment, repurchase, redemption or other retirement (whether for cash or otherwise) of, or the payment of interest in respect of, the 2012 Convertible Notes and the 2016 Convertible Notes; and

12. other Restricted Payments in an aggregate amount not to exceed $50.0 million after the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) and (4) shall be included in such calculation.

Limitation on Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

1. the Company or such Restricted Subsidiary, as the case may be, receives consideration therefor at the time of such Asset Sale at least equal to the fair market value at the time of such Asset Sale of the property, assets or stock sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

2. at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined) and is received at the time of such disposition; provided that, for purposes of this clause 2, (a) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, (b) the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 360 days after such Asset

Sale and (c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (c) that is at that time outstanding, not to exceed the greater of 1.0% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), in each case shall be deemed to be cash for purposes of this provision; and

3. upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to permanently reduce Indebtedness under a Bank Facility or to permanently repay any secured Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary or any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(b) to make an investment in properties and assets (including Capital Stock) that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);

(c) to repay other Pari Passu Indebtedness; provided that the Company shall also equally and ratably reduce Indebtedness under the notes by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders to purchase the pro rata principal amount of notes, in each case at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and/or

(d) a combination of prepayment and investment permitted by the foregoing clauses (a)—(c);

provided that in the case of an investment in Replacement Assets pursuant to clause (b) or (d) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment and, in the event such binding commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment within 180 days of such cancellation or termination of the prior binding commitment.

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Bank Facility or any other revolving credit facility or otherwise invest the Net Cash Proceeds in any manner not prohibited by the Indenture. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses 3(a)–(d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds (rounded down to the nearest $1,000) that has not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses 3(a)–(d) of the preceding paragraph or the last provision of this paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the

extent required by the terms of any Pari Passu Indebtedness, to all holders of Pari Passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of notes and Pari Passu Indebtedness equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this covenant).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part (of $2,000 and integral multiples of $1,000 in excess thereof) in exchange for cash. To the extent Holders properly tender notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amount of notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered notes of tendering Holders on a pro rata basis based on the amount of notes and Pari Passu Indebtedness tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer or shorter period as may be required or permitted, respectively, by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

1. pay dividends or make any other distributions on or in respect of its Capital Stock;

2. make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

3. transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) the Indenture, the notes and any Guarantees;

(c) customary non-assignment provisions of any contract or any lease, license or sublicense governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Bank Facility, an agreement governing other Pari Passu Indebtedness permitted to be incurred under the Indenture or, with respect to a Restricted Subsidiary, an agreement evidencing Indebtedness incurred not in violation of the Indenture; provided that, with respect to any agreement governing such other Pari Passu Indebtedness or other Indebtedness, as the case may be, the provisions relating to such encumbrance or restriction are no less favorable to the Company or Restricted Subsidiary, as the case may be, in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Bank Facility, in the case of such other Pari Passu Indebtedness, and the agreements of such Restricted Subsidiary, in the case of such other Indebtedness, in each case as in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i) such encumbrances or restrictions being binding on a Restricted Subsidiary at such time as such Restricted Subsidiary first becomes a Restricted Subsidiary, provided that such encumbrances or restrictions are not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(j) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(k) any amendment to or Refinancing of the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (f) above; provided that the provisions relating to such encumbrance or restriction contained in any such agreement, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (f);

(l) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby;

(m) restrictions imposed on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, entered into in the ordinary course of business; and

(n) encumbrances and restrictions applicable only to Restricted Subsidiaries of the Company that are not Domestic Restricted Subsidiaries.

Limitation on Preferred Stock of Domestic Restricted Subsidiaries.  The Company will not permit any of its Domestic Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Domestic Restricted Subsidiary of the Company that is not a Guarantor.

Limitation on Liens.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

1. in the case of Liens securing Subordinated Indebtedness, the notes or any Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

2. in all other cases, the notes or any Guarantee, as the case may be, are equally and ratably secured, except for:

(a) Liens securing borrowings under a Bank Facility in an amount not to exceed the greater of (x) the amount permitted to be incurred pursuant to and in compliance with clause (b)(2) of the covenant “—Limitation on Incurrence of Additional Indebtedness” and (y) such amount that at the time of such granting and after giving pro forma effect to any such Lien and obligations secured thereunder (including the use of proceeds thereof) the Company and its Restricted Subsidiaries shall have a Secured Leverage Ratio less than or equal to 1.5 to 1.0;

(b) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(c) Liens securing the Company’s and its Restricted Subsidiaries’ Obligations under any hedge facility permitted under the Indenture to be entered into by the Company and its Restricted Subsidiaries;

(d) Liens securing the notes and any Guarantees;

(e) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(f) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced as determined by the Board of Directors of the Company in its reasonable and good faith judgment; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(g) Permitted Liens.

Consolidation, Merger and Sale of Assets.  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

1. either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”);

(x) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the notes is a corporation; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

2. immediately after giving effect to such transaction and the assumption contemplated by clause 1(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (A) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant or (B) the applicable Consolidated Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would be no less than the applicable Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

3. immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause 1(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

4. the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses 1, 2 and 3, but subject to the proviso in subclause (x) of clause 1(b), the Company may merge with (a) any of its Wholly Owned Restricted Subsidiaries or (b) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such and all financial information and reports required by the Indenture shall be provided by and for such surviving entity.

To the extent that the notes are guaranteed by one or more Guarantors pursuant to the “Subsidiary Guarantees” covenant, such Guarantors will be subject to similar provisions relating to the consolidation, merger or sale of assets of such Guarantors.

Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), having a value greater than $5.0 million other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $25.0 million shall be approved by the Board of Directors of the Company or such

Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $50.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in this covenant shall not apply to:

1. loans, advances and payments of reasonable fees and compensation paid (whether in cash or the issuance of Capital Stock of the Company) to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company in the ordinary course of business or as determined in good faith by the Company’s Board of Directors or senior management;

2. transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

3. any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement as in effect on the Issue Date;

4. any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

5. any employment, consulting and severance arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

6. the issuance and sale of Qualified Capital Stock;

7. Permitted Investments and Restricted Payments permitted by the Indenture; and

8. the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries.

Subsidiary Guarantees.  If any existing or future Domestic Restricted Subsidiary shall, after the Issue Date, guarantee any Public Debt Securities, then the Company shall cause such Domestic Restricted Subsidiary to:

1. execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

2. deliver to the Trustee an officers’ certificate and an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted

Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until such Domestic Restricted Subsidiary is released from its Guarantee as provided in the Indenture.

Conduct of Business.  The Company and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary, complementary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Payments for Consent.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders.  Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee and, upon request, to any Holder of the notes within fifteen (15) business days after filing, or in the event no such filing is required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the United States Securities and Exchange Commission (the “Commission”) on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided that the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request. If the Company had any Unrestricted Subsidiaries during the relevant period, the Company will also provide to the Trustee and, upon request, to any Holder of the notes, information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.

Notwithstanding anything to the contrary herein, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default” until 90 days after the date any report hereunder is due to be delivered to the Trustee.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 20-day period described above has passed), equals $75.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $75.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Material Subsidiaries; or

(7) any Guarantee of a Guarantor that is a Material Subsidiary (or group of Guarantors that would constitute a Material Subsidiary) or any material provision thereof ceases to be in full force and effect or any Guarantee of a Guarantor is declared to be null and void and unenforceable or any Guarantee of a Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

1. if the rescission would not conflict with any judgment or decree;

2. if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

3. to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

4. if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

5. in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the notes or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under any Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the notes and any Guarantees. Such waiver may not be effective to waive liabilities under federal securities law, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

1. the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

2. the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

3. the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

4. the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

2. in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3. in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4. no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

5. such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

6. the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

7. the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

8. the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

9. certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause 2 above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

1. either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

2. the Company has paid all other sums payable under the Indenture by the Company; and

3. the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

Except as provided in the next two succeeding paragraphs, the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the Indenture, the notes or any Guarantees and the holders of at least a majority in aggregate principal amount of the notes outstanding may waive any past default or compliance with any provisions of the Indenture, the notes or any Guarantees.

Without the consent of each holder of an outstanding note, no amendment or waiver may:

1. reduce the amount of notes whose Holders must consent to an amendment;

2. reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

3. reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor, other than prior to the Company’s obligation to purchase notes under provisions relating to the Company’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control or to make and consummate a Net Proceeds Offer with respect to any Asset Sale;

4. make any notes payable in money other than that stated in the notes;

5. make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration), or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

6. after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

7. modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the Holders;

8. release any Guarantor that is a Material Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

9. modify or change the amendment provisions of the notes or the Indenture.

The Indenture and the notes may be amended by the Company and the Trustee without the consent of any holder of the notes to:

1. cure any ambiguity, defect or inconsistency;

2. provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture;

3. provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

4. add Guarantees with respect to the notes or confirm and evidence the release, termination or discharge of any security or Guarantee when such release, termination or discharge is permitted by the Indenture;

5. secure the notes, add to the covenants of the Company for the benefit of the holders of the notes or surrender any right or power conferred upon the Company;

6. make any change that does not adversely affect the rights of any holder of the notes;

7. comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

8. provide for the issuance of Additional Notes in accordance with the Indenture;

9. evidence and provide for the acceptance of appointment by a successor Trustee;

10. conform the text of the Indenture or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a recitation of a provision of the Indenture or the notes; or

11. make any amendment to the provisions of the Indenture relating to the transfer and legending of the notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided that (i) compliance with the Indenture as so amended would not result in the notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the notes.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing Law

The Indenture will provide that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Board Action

Any action required or permitted to be taken by the Board of Directors of the Company pursuant to the terms of the Indenture may be taken by a duly constituted committee of the Board of Directors of the Company.

Book-Entry System and Form of Notes

The notes will be issued in the form of one or more fully registered global notes without coupons that will be deposited with The Depository Trust Company, New York, New York, which we refer to in this prospectus supplement as DTC, and registered in the name of its nominee, Cede & Co. This means that the Company will not issue certificates to each owner of notes. The global notes will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

DTC has provided the following information to us. DTC, the world’s largest securities depositary, is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.6 million of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Principal and interest payments on global notes registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global notes. We and the Trustee will treat DTC’s nominee as the owner of the global notes for all other purposes as well. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes. DTC’s practice is to credit direct participants’ accounts upon receipt of any payment of principal or interest on the payment date in accordance with their respective holdings of beneficial interests in the global notes as shown on DTC’s records. Payments by direct and indirect participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices. These payments will be the responsibility of the direct and indirect participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

Notes that are represented by a global note, will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC notifies the Company that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a registered clearing agency and a successor depositary is not appointed by the Company within 120 days; or

•	the Company determines not to require all of the notes to be represented by a global note and notifies the Trustee of that decision.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same Day Settlement and Payment

The underwriters will make settlement for the notes in immediately available funds. The Company will make all payments of principal and interest in respect of the notes in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2012 Convertible Notes” means the $250,000,000 aggregate principal amount of the Company’s 2.50% Convertible Subordinated Notes due April 15, 2012.

“2016 Convertible Notes” means the $373,750,000 aggregate principal amount of the Company’s 4.75% Convertible Subordinated Notes due June 15, 2016.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the note at July 15, 2016 (such redemption price being set forth in the table appearing above under the caption “—Redemption”), plus (ii) all required interest payments due on the note through July 15, 2016 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and

Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than Capital Stock or Indebtedness of any Unrestricted Subsidiary) other than in the ordinary course of business; provided that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $10.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn out equipment; (f) the grant of Liens not prohibited by the Indenture; (g) the licensing of intellectual property; (h) dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; (i) the sale of inventory, receivables and other current assets in the ordinary course of business; (j) Sale and Leaseback Transactions permitted under clause 14 of the definition of “Permitted Indebtedness”; (k) the disposition of cash or Cash Equivalents in the ordinary course of business; and (l) any disposition by a Restricted Subsidiary to the Company or by the Company or its Restricted Subsidiary to a Restricted Subsidiary.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the sale and leaseback transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the sale and leaseback transaction.

“Bank Facility” means any credit agreement, including the Loan Agreement dated February 11, 2011 among Bank of America, N.A., Equinix, Inc. and Equinix Operating Co., Inc., as amended, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements or indentures extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, holders, lender or group of lenders.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means:

1. with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

2. with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(a) debt securities denominated in euro, pounds sterling or U.S. dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the U.K. or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b) commercial paper denominated in euro, pounds sterling or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c) certificates of deposit denominated in euro, pounds sterling or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States, provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d) any cash deposit denominated in euro, pounds sterling or U.S. dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least Aa3 by Moody’s or AA by S&P;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of one or more of the following events:

1. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

2. the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

3. any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(1) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(3) Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(4) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Indenture (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5) any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(6) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock); plus

(7) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(8) any net loss from disposed or discontinued operations; plus

(9) any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification (“ASC”) 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(10) any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(11) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(2) any net gain from disposed or discontinued operations;

(3) any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(4) any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition,

“Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

1. the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

2. any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

1. interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

2. notwithstanding clause 1 above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

1. Consolidated Interest Expense; plus

2. the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

1. the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; (d) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Company that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s))); (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (f) dividends with respect to Disqualified Capital Stock; (g) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person; (h) imputed interest with respect to sale and leaseback transactions; and (i) the interest portion of any deferred payment obligation; plus

2. the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

3. interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

1. any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses (including relating to the Transaction);

2. any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

3. any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

4. the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

5. any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments;

6. any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets,

investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

7. any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

8. any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

9. income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

10. in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

11. the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

12. acquisition-related costs resulting from the application of ASC 805.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture (in each case, whether or not non-recurring).

Notwithstanding the foregoing, for the purpose of the covenant “Limitation on Restricted Payments” only (other than clause (z) of the “Limitation on Restricted Payments” covenant), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments (other than Permitted Investments) made by Company and its Restricted Subsidiaries, any repurchases and redemptions of Investments (other than Permitted Investments) from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments (other than Permitted Investments) by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (z) of the “Limitation on Restricted Payments” covenant.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale), in each case, on or prior to the final maturity date of the notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any State thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s Common Stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b) issuances to any Subsidiary of the Company;

(c) issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d) issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e) issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f) issuances pursuant to employee stock plans.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company or any duly appointed officer of the Company or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $15.0 million, shall be determined by the Board of Directors of the Company and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means a guarantee of the notes by a Guarantor.

“Guarantor” means each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (A) securing Obligations (other than Obligations described in (1)-(4) above) entered into the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (B) that are otherwise cash collateralized;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries which are not Guarantors with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and, in the case of the Company and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days and made in the ordinary course of business consistent with past practice. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a restricted subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means July 13, 2011.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

1. reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

2. taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

3. repayment of Indebtedness (other than Indebtedness under the Bank Facility) that is secured by the property or assets that are the subject of such Asset Sale; and

4. appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or distributions.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the notes or any Guarantee of such Guarantor, as applicable.

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Permitted Asia Pacific Debt” means up to $350.0 million of Indebtedness at any one time outstanding incurred by one or more Restricted Subsidiaries constituting part of the Company’s Asia Pacific region, which may be incurred under one or more Bank Facilities.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the

Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company and other Investments to the extent constituting intercompany Indebtedness permitted under clause 6 or 7 of the definition of “Permitted Indebtedness”;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary that is a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) additional Investments (other than any Investments in any direct or indirect parent company of the Company) not to exceed 5.0% of Total Assets at any one time outstanding;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(9) Investments resulting from the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the “Limitation on Liens” covenant;

(10) Investments represented by guarantees that are otherwise permitted under the Indenture;

(11) Investments the payment for which is Qualified Capital Stock of the Company;

(12) Investments existing as of the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13) Investments in Permitted Joint Ventures, not to exceed 5.0% of Total Assets at any one time outstanding;

(14) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(15) lease, utility and other similar deposits in the ordinary course of business;

(16) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and

(17) capped call(s), call spread(s) or bond hedge and warrant transaction(s) entered into by the Company concurrently with the issuance of convertible or exchangeable debt to hedge the Company’s stock price risk with respect to such debt that are deemed necessary or advisable to effect such hedge in the good faith judgment of the Board of Directors of Equinix.

“Permitted Joint Venture” means any Person owned 50% or more by the Company and/or any of its Restricted Subsidiaries if (A) such Person is engaged in a business related to that of the Company or any Restricted Subsidiary and (B) the Company or any of its Restricted Subsidiaries has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(7) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(11) Liens securing Indebtedness under Currency Agreements;

(12) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(19) [Intentionally Omitted];

(20) Liens securing Indebtedness in respect of Sale and Leaseback Transactions permitted pursuant to clause 14 of the definition of “Permitted Indebtedness”;

(21) Liens securing Indebtedness incurred pursuant to clause 16 of the definition of “Permitted Indebtedness”; and

(22) Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries otherwise permitted under the Indenture that do not exceed 2.0% of Total Assets at any one time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Public Debt Securities” means any debt securities of the Company or any Domestic Restricted Subsidiary that (a) are or become registered with the Commission (whether pursuant to a registration statement under the Securities Act or otherwise pursuant to the Exchange Act) and/or (b) contain or require the Company or such Domestic Restricted Subsidiary to provide financial information substantially consistent with the financial information required by Regulation S-K and S-X promulgated under the Securities Act and Exchange Act.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing or successive Refinancings by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Additional Indebtedness” covenant (other than pursuant to clauses 2, 4,

5, 6, 7, 8, 9, 10, 11, 13, 14, 16 or 18 of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of all accrued interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced;

provided, that the net proceeds of any Refinancing Indebtedness are applied to such Refinancing or successive Refinancing within 90 days of the date on which such Refinancing Indebtedness is incurred.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries.

“Secured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of consolidated Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated EBITDA for the Company’s four most recent fiscal quarters for which internal financial statements are available preceding such date of determination, in each case with such pro forma adjustments to Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provision set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or any Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Total Assets” means, at the time of determination, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to July 15, 2016; provided, however, that if the period from the Redemption Date to July 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that are:

•

held by those initial holders who purchased such notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax consequences, or tax consequences applicable to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	tax-exempt entities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Potential Contingent Payment Debt Treatment.  Under certain circumstances, Equinix may pay holders amounts in excess of the stated interest and principal payable on the notes. For instance, Equinix would be required to offer to repurchase notes in the circumstances described under “Description of Notes—Certain Covenants—Limitation on Asset Sales” and “Description of Notes—Change of Control.” Although the issue is not free from doubt, Equinix intends to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Equinix’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest.  It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury Regulations, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption or Retirement of the Notes.  Upon the sale, exchange, redemption or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long term capital gains recognized by non-corporate U.S. Holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting.  Information returns will generally be filed with the IRS in connection with payments on the notes (including accruals of original issued discount, if any) and the proceeds from a sale, exchange, redemption, retirement or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of the notes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes.

Payments on the Notes.  Subject to the discussion below concerning backup withholding, payments of principal, interest (including original issue discount, if any) and premium on the notes by Equinix or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest (including original issue discount, if any),

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Equinix entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Equinix through stock ownership; and

•	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount, if any) on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from the withholding tax discussed in the preceding paragraph. Holders are urged to consult their own tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits attributable to its notes.

Sale, Exchange or Other Disposition of Notes.  Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes (other than with respect to amounts attributable to accrued interest (including original issue discount) which will be subject to tax in the manner described above), unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax imposed at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting.  Information returns will be filed with the IRS in connection with payments on the notes (including accruals of original issue discount, if any). Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of notes set forth opposite that underwriter’s name:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$349,500,000
Citigroup Global Markets Inc.	271,875,000
Barclays Capital Inc.	25,725,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	25,725,000
Evercore Group LLC	25,725,000
ING Financial Markets LLC	25,725,000
RBS Securities Inc.	25,725,000

Total	$750,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	1.75%

We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above) will be approximately $500,000.

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus) for a period of 45 days after the date of this prospectus without the prior consent of J.P. Morgan Securities LLC.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of our securities which are the subject of this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus are not permitted to transmit it to any other person. The notes are not being offered to the public in the United Kingdom.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the aggregate principal amount of notes offered pursuant to this prospectus, which creates a syndicate short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Any of these activities may cause the market prices of the notes to be higher than they would otherwise be in the absence of those transactions. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain affiliates of the underwriters act as lenders and/or agents under our credit facilities. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain of the underwriters or their affiliates may be holders of our 2.50% convertible subordinated notes due 2012. We may use the net proceeds of this offering to repay the 2.50% convertible subordinated notes due 2012 upon maturity. Certain of the underwriters or their affiliates are customers of ours and engage in transactions with us or our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby.

We expect that the delivery of the notes will be made against payment therefor on or about July 13, 2011, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their advisor.

LEGAL MATTERS

The legality of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2010 and December 31, 2009 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.